Exhibit 99.3

Elizabethtown Gas

(A former division of Pivotal Utility Holdings, Inc., a formerly wholly-owned subsidiary of Southern Company Gas)

Condensed Financial Statements as of June 30, 2018 and December 31, 2017 and for the Six Months Ended June 30, 2018 and 2017 (Unaudited)

ELIZABETHTOWN GAS

CONDENSED STATEMENTS OF INCOME (UNAUDITED)

	For The Six Months Ended June 30,
	2018	2017
	(in thousands)
Operating Revenues:
Natural gas revenues	$190,655	$169,441
Alternative revenue programs	(6,337)	4,667
Total operating revenues	184,318	174,108
Operating Expenses:
Cost of natural gas	87,472	79,922
Other operations and maintenance	35,464	32,722
Depreciation and amortization	13,826	13,249
Taxes other than income taxes	1,713	3,177
Total operating expenses	138,475	129,070
Operating Income	45,843	45,038
Other Income and (Expense):
Interest expense, net of amounts capitalized	(10,165)	(7,738)
Other income (expense), net	348	1,785
Total other income and (expense)	(9,817)	(5,953)
Earnings Before Income Taxes	36,026	39,085
Income taxes	10,586	16,481
Net Income	$25,440	$22,604

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	For The Six Months Ended June 30,
	2018	2017
	(in thousands)
Net Income	$25,440	$22,604
Other comprehensive income, net of tax	—	—
Comprehensive Income	$25,440	$22,604

The accompanying notes are an integral part of these condensed financial statements.

ELIZABETHTOWN GAS

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For The Six Months Ended June 30,
	2018	2017
	(in thousands)
Operating Activities:
Net income	$25,440	$22,604
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization, total	13,826	13,249
Deferred income taxes	1,077	8,215
Mark-to-market adjustments	(2,006)	7,665
Other, net	1,634	(17,046)
Changes in certain current assets and liabilities —
—Receivables	25,680	22,944
—Natural gas for sale	(515)	(816)
—Prepaid taxes	1,486	348
—Other current assets	2,311	(4,737)
—Accounts payable	198,293	38,200
—Accrued compensation	848	56
—Other current liabilities	6,925	(7,344)
Net cash provided from operating activities	274,999	83,338
Investing Activities:
Property additions	(62,990)	(52,988)
Cost of removal, net of salvage	(3,577)	(732)
Change in construction payables, net	396	(4,656)
Other investing activities	—	228
Net cash used for investing activities	(66,171)	(58,148)
Financing Activities:
Redemptions - gas facility revenue bonds	(180,100)	—
Dividends to parent	(28,722)	(25,190)
Other	(6)	—
Net cash used for financing activities	(208,828)	(25,190)
Net Change in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents at Beginning of Period	—	—
Cash and Cash Equivalents at End of Period	$—	$—
Supplemental Cash Flow Information:
Cash paid during the period for —
Interest (net of $219 and $200 capitalized for 2018 and 2017, respectively)	$7,684	$4,628
Income taxes, net	694	1,062
Noncash Transactions — Accrued property additions at end of period	7,512	5,395

The accompanying notes are an integral part of these condensed financial statements.

ELIZABETHTOWN GAS

CONDENSED BALANCE SHEETS (UNAUDITED)

Assets	At June 30, 2018	At December 31, 2017
	(in thousands)
Receivables —
Customer accounts receivable	$30,089	$29,078
Unbilled revenues	4,992	35,209
Other accounts and notes receivable	10,185	6,659
Accumulated provision for uncollectible accounts	(6,441)	(4,904)
Materials and supplies	321	307
Natural gas for sale	21,428	20,913
Prepaid taxes	23,460	21,544
Regulatory assets, current	8,845	7,922
Other current assets	241	141
Total current assets	93,120	116,869
Property, Plant, and Equipment:
In service	1,338,589	1,290,302
Less: Accumulated depreciation	266,030	267,019
Plant in service, net of depreciation	1,072,559	1,023,283
Construction work in progress	27,889	32,052
Total property, plant, and equipment	1,100,448	1,055,335
Other Property and Investments:
Goodwill	126,020	126,020
Deferred Charges and Other Assets:
Regulatory assets, deferred	119,954	131,590
Other deferred charges and assets	40	40
Total deferred charges and other assets	119,994	131,630
Total Assets	$1,439,582	$1,429,854

The accompanying notes are an integral part of these condensed financial statements.

ELIZABETHTOWN GAS

CONDENSED BALANCE SHEETS (UNAUDITED)

Liabilities and Stockholder's Equity	At June 30, 2018	At December 31, 2017
	(in thousands)
Current Liabilities:
Due to affiliates	$280,911	$81,903
Accounts payable	13,282	12,751
Customer deposits	5,233	7,299
Accrued taxes —
Other accrued taxes	3,542	140
Accrued compensation	4,294	3,445
Regulatory liabilities, current	17,898	10,197
Accrued environmental remediation, current	7,100	9,700
Other current liabilities	1,697	3,200
Total current liabilities	333,957	128,635
Long-term Debt (See notes)	268,406	447,825
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	133,460	130,889
Deferred credits related to income tax	119,572	121,041
Other cost of removal obligations	50,391	57,819
Accrued environmental remediation, deferred	70,191	75,437
Employee benefit obligations	18,177	18,909
Other deferred credits and liabilities	1,310	1,894
Total deferred credits and other liabilities	393,101	405,989
Total Liabilities	995,464	982,449
Stockholder's Equity:
Common stock, no par value; 12,807,111 shares authorized, issued, and outstanding	—	—
Paid-in capital	166,372	166,377
Retained earnings	277,746	281,028
Total Stockholder's Equity	444,118	447,405
Total Liabilities and Stockholder's Equity	$1,439,582	$1,429,854

The accompanying notes are an integral part of these condensed financial statements.

ELIZABETHTOWN GAS

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

(A)	INTRODUCTION

General

Elizabethtown Gas is a former division of Pivotal Utility Holdings, Inc. (Pivotal Utility) that is engaged in the sale and distribution of natural gas to approximately 291 thousand customers in New Jersey. On July 1, 2018, Pivotal Utility completed the sale of substantially all of the Elizabethtown Gas assets to South Jersey Industries, Inc. (SJI), who continues to use these assets for the same purpose. See Note (I) for additional information. Until July 29, 2018, Pivotal Utility was a wholly-owned subsidiary of Southern Company Gas. The assets from Elizabethtown Gas that were not sold to SJI were retained by Southern Company Gas.

Elizabethtown Gas is subject to regulation by the New Jersey Board of Public Utilities (New Jersey BPU). As such, Elizabethtown Gas' financial statements reflect the effects of rate regulation in accordance with accounting principles generally accepted in the United States of America (GAAP) and comply with the accounting policies and practices prescribed by the New Jersey BPU. The preparation of financial statements in conformity with GAAP requires the use of estimates, and the actual results may differ from those estimates.

The financial statements have been prepared without audit. The Condensed Balance Sheet as of December 31, 2017 has been derived from the audited financial statements of Elizabethtown Gas (2017 Financial Statements). In the opinion of management, the information furnished herein reflects all adjustments, which, except as otherwise disclosed, are of a normal recurring nature, necessary to present fairly the results of operations for the six months ended June 30, 2018 and 2017. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations, although Elizabethtown Gas believes that the disclosures are adequate to make the information presented not misleading. Disclosures which would substantially duplicate the disclosures in the 2017 Financial Statements and details which have not changed significantly in amount or composition since the issuance of the 2017 Financial Statements are generally omitted from these condensed financial statements unless specifically required by GAAP. Therefore, these condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the 2017 Financial Statements. Due to the seasonal variations in the demand for natural gas, operating results for the periods presented are not necessarily indicative of the operating results to be expected for the full year.

Certain prior year data in the financial statements has been reclassified to conform to the current year presentation.

Recently Issued Accounting Standards

See Note 1 to the 2017 Financial Statements under "Recently Issued Accounting Standards" for information regarding ASU 2016-02, Leases (Topic 842).

Revenue

In 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (ASC 606), replacing the existing accounting standard and industry-specific guidance for revenue recognition with a five-step model for recognizing and measuring revenue from contracts with customers. The underlying principle of the standard is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 became effective on January 1, 2018 and Elizabethtown Gas adopted it using the modified retrospective method applied to open contracts and only to the version of the contracts in effect as of January 1, 2018. In accordance with the modified retrospective method, Elizabethtown Gas' previously issued financial statements have not been restated to comply with ASC 606. Elizabethtown Gas did not have a cumulative-effect adjustment to retained earnings. The adoption of ASC 606 had no significant impact on the timing of revenue recognition compared to previously reported results; however, it requires enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue and the related cash flows arising from contracts with customers.

The application of ASC 606 to revenues from contracts with customers did not result in changes to the financial statements of Elizabethtown Gas as of and for the six months ended June 30, 2018 compared to previously recognized guidance. See Note (C) for additional information.

Other

In March 2017, the FASB issued ASU No. 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASU 2017-07). ASU 2017-07 requires that an employer report the service cost component in the same line item or items as other compensation costs and requires the other components of net periodic pension and postretirement benefit costs to be separately presented in the income statement outside of income from operations. Additionally, only the service cost component is eligible for capitalization, when applicable. Elizabethtown Gas adopted ASU 2017-07 effective January 1, 2018 with no material impact on its financial statements. ASU 2017-07 has been applied retrospectively for the presentation of the service cost component and the other components of net periodic benefit costs in the statements of income for Elizabethtown Gas. The requirement to limit capitalization to the service cost component of net periodic benefit costs has been applied on a prospective basis from the date of adoption. The presentation changes resulted in an increase in operating income and a decrease in other income for the six months ended June 30, 2018 and a decrease in operating income and an increase in other income for the six months ended June 30, 2017.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (ASU 2017-12). ASU 2017-12 makes more financial and non-financial hedging strategies eligible for hedge accounting, amends the related presentation and disclosure requirements, and simplifies hedge effectiveness assessment requirements. ASU 2017-12 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Elizabethtown Gas adopted ASU 2017-12 effective January 1, 2018 with no material impact on its financial statements. See Note (H) for disclosures required by ASU 2017-12.

(B)	CONTINGENCIES AND REGULATORY MATTERS

See Note 3 to the 2017 Financial Statements for information relating to various lawsuits, other contingencies, and regulatory matters.

General Litigation Matters

Elizabethtown Gas is assessing its alleged involvement in an incident that occurred in its service territory that resulted in several deaths, injuries, and property damage. Elizabethtown Gas has been named as one of the defendants in several lawsuits related to this incident. At June 30, 2018 and December 31, 2017, Elizabethtown Gas had reserved for all of its potential exposure from this incident. Subsequent to June 30, 2018, all but one of the lawsuits were settled. The ultimate outcome of the remaining lawsuit cannot be determined at this time.

Elizabethtown Gas is subject to certain claims and legal actions arising in the ordinary course of business. The ultimate outcome of such pending or potential litigation against Elizabethtown Gas cannot be predicted at this time; however, for current proceedings not specifically reported herein, management does not anticipate that the ultimate liabilities, if any, arising from such current proceedings would have a material effect on Elizabethtown Gas' financial statements.

Environmental Remediation

Elizabethtown Gas must comply with environmental laws and regulations that cover the handling and disposal of waste and releases of hazardous substances. Under these various laws and regulations, Elizabethtown Gas could incur substantial costs to clean up affected sites. Elizabethtown Gas has received authority from the New Jersey BPU to recover approved environmental compliance costs through regulatory mechanisms. These regulatory mechanisms are adjusted annually or as necessary within limits approved by the New Jersey BPU.

Elizabethtown Gas' environmental remediation liability was $77.3 million and $85.1 million as of June 30, 2018 and December 31, 2017, respectively, based on the estimated cost of environmental investigation and remediation associated with six former manufactured gas plant operating sites. These environmental remediation expenditures are recoverable from customers through rate mechanisms approved by the New Jersey BPU.

The ultimate outcome of these matters cannot be determined at this time; however, as a result of the regulatory treatment for environmental remediation expenses described above, the final disposition of these matters is not expected to have a material impact on Elizabethtown Gas' financial statements.

In June 2018, Pivotal Utility reached insurance settlements for environmental claims relating to potential contamination at its MGP sites. In conjunction with the sale of the Elizabethtown Gas assets to SJI, SJI has the right to receive $9.2 million of the proceeds from the settlements that is assigned to Elizabethtown Gas, which it will share with its customers through rates.

Regulatory Matters

Tax Reform Legislation

The New Jersey BPU issued an order effective January 1, 2018 that requires Elizabethtown Gas to defer as a regulatory liability the impact of the Tax Reform Legislation, including the reduction in the corporate income tax rate to 21% and the impact of excess deferred income taxes. On June 22, 2018, the New Jersey BPU approved a $12 million reduction in Elizabethtown Gas' annual base rate revenues. At June 30, 2018, Elizabethtown Gas had $5.4 million in regulatory liabilities associated with the impact of the Tax Reform Legislation prior to the implementation of the final approved rate, which will be refunded to customers in the third quarter 2018.

(C)	REVENUE FROM CONTRACTS WITH CUSTOMERS

Elizabethtown Gas generates revenues from a variety of sources, some of which are excluded from the scope of ASC 606, such as leases and derivatives. See Note (A) under "Recently Adopted Accounting Standards – Revenue" for additional information on the adoption of ASC 606 for revenue from contracts with customers.

The majority of the revenues of Elizabethtown Gas are generated from contracts with natural gas distribution customers. Revenues from this integrated service to deliver natural gas when and if called upon by the customer is recognized as a single performance obligation satisfied over time and is recognized at a tariff rate as natural gas is delivered to the customer during the month. Elizabethtown Gas excludes taxes imposed on the customer and collected on behalf of governmental agencies to be remitted to these agencies from the transaction price in determining the revenue related to contracts with a customer.

Elizabethtown Gas generally has a right to consideration in an amount that corresponds directly with the value to the customer of the entity's performance completed to date and may recognize revenue in the amount to which the entity has a right to invoice and has elected to recognize revenue for its sales of natural gas using the invoice practical expedient. In addition, payment for goods and services rendered is typically due in the subsequent month following satisfaction of Elizabethtown Gas' performance obligation.

The following table disaggregates revenue sources for the six months ended June 30, 2018:

For the Six Months Ended June 30, 2018
(in thousands)
Operating revenues
Natural gas distribution revenues
Residential	$130,841
Commercial	37,033
Transportation	22,022
Industrial	1,647
Other(a)	(888)
Alternative revenue programs(b)	(6,337)
Total operating revenues	$184,318

(a)	Other operating revenues include $312 thousand of revenues not accounted for under ASC 606.

(b)	See Note 1 to the 2017 Financial Statements under "Revenues" for additional information on Elizabethtown Gas' alternative revenue programs

(D)	STOCKHOLDER'S EQUITY

The following table presents year-to-date changes in stockholder's equity of Elizabethtown Gas:

	Number of Common Shares Issued	Total Stockholder's Equity
	(in thousands)	(in thousands)
Balance at December 31, 2017	12,807	$447,405
Net income	—	25,440
Dividends to parent	—	(28,722)
Stock-based compensation	—	(5)
Balance at June 30, 2018	12,807	$444,118
Balance at December 31, 2016	12,807	$404,459
Net income	—	22,604
Dividends to parent	—	(25,190)
Balance at June 30, 2017	12,807	$401,873

(E)	FINANCING

See Note 5 to the 2017 Financial Statements under "Gas Facility Revenue Bonds and "Affiliate Promissory Note" for additional financing information.

Gas Facility Revenue Bonds

Elizabethtown Gas was party to a series of loan agreements with the New Jersey Economic Development Authority under which, a series of gas facility revenue bonds have been issued. These revenue bonds were issued by state agencies to investors, and proceeds from each issuance then were loaned to Elizabethtown Gas. Southern Company Gas fully and unconditionally guaranteed all of Elizabethtown Gas' gas facility revenue bonds.

In the second quarter 2018, the full $180 million aggregate principal amount of gas facility revenue bonds were redeemed using proceeds from borrowings under Southern Company Gas' utility money pool.

Affiliate Promissory Note

Pivotal Utility entered into a promissory note with Southern Company Gas (Affiliate Promissory Note) for the purpose of refinancing its short-term debt and recapitalizing the capital structure of Pivotal Utility and those of its utility operating divisions including Elizabethtown Gas, in accordance with the target capitalization of 47% and with authorization of the New Jersey BPU. The Affiliate Promissory Note was adjusted annually to maintain the appropriate targeted capitalization percentages. The Affiliate Promissory Note was due December 31, 2034 and had an initial interest rate at December 31, 2004 of 6.3%, which adjusted on a periodic basis based upon weighted average costs and expenses of borrowing the then-outstanding long-term debt of both Southern Company Gas and Southern Company Gas Capital Corporation, a 100%-owned financing subsidiary of Southern Company Gas. As of June 30, 2018, $268.4 million was outstanding under the Affiliate Promissory Note with an effective interest rate of 2.7% that equaled the weighted average costs that is applied to the principal amount of the Affiliate Promissory Note. Subsequent to June 30, 2018, the Affiliate Promissory Note was fully repaid.

(F)	RETIREMENT BENEFITS

Prior to the sale of the Elizabethtown Gas assets to SJI, Elizabethtown Gas participated in the Southern Company Gas qualified defined benefit, trusteed, pension plan. On January 1, 2018, this plan was merged into the qualified defined benefit pension plan of Southern Company and reopened to all non-union employees of Elizabethtown Gas. The Southern Company qualified defined benefit pension plan is funded in accordance with requirements of the Employee Retirement Income Security Act of 1974, as amended. During 2018, prior to the sale of the Elizabethtown Gas assets to SJI, there were no contributions to the Southern Company qualified defined benefit pension plan. Elizabethtown Gas also participated in the Southern Company Gas postretirement benefit plan, which provides certain medical care and life insurance benefits for eligible retired employees, through a postretirement benefit plan. See Note 2 to the 2017 Financial Statements for additional information.

In conjunction with the sale of the Elizabethtown Gas assets to SJI, postretirement benefit obligations of these plans associated with all of the Elizabethtown Gas participants transferred to SJI along with the plan assets equaling the obligations. Under the terms of the asset purchase agreement, employees of Elizabethtown Gas are eligible to participate in a defined benefit pension plan of SJI that offers benefits and other terms and conditions equivalent to those provided by the retirement benefit plans of Southern Company Gas.

Elizabethtown Gas' pro rata components of Southern Company Gas' net periodic pension costs for the periods presented were as follows:

	Six Months Ended June 30,
	2018	2017
	(in thousands)
Service cost	$916	$696
Interest cost	1,803	2,192
Expected return on plan assets	(2,849)	(3,335)
Amortization:
Regulatory asset	1,345	—
Prior service costs	(5)	(424)
Net (gain) loss	(7)	1,006
Net periodic pension cost	$1,203	$135

Elizabethtown Gas' pro rata components of Southern Company Gas' other postretirement benefit plans' net periodic cost for the periods presented were as follows:

	Six Months Ended June 30,
	2018	2017
	(in thousands)
Service cost	$58	$50
Interest cost	213	208
Expected return on plan assets	(374)	(327)
Amortization:
Regulatory asset	279	—
Prior service costs	25	—
Net (gain) loss	(5)	88
Net periodic postretirement benefit cost	$196	$19

(G)	INCOME TAXES

See Note 4 to the 2017 Financial Statements for additional tax information.

Federal Tax Reform Legislation

Following the enactment of the Tax Reform Legislation, the Securities and Exchange Commission staff issued Staff Accounting Bulletin 118 - "Income Tax Accounting Implications of the Tax Cuts and Jobs Act" (SAB 118), which provides for a measurement period of up to one year from the enactment date to complete accounting under GAAP for the tax effects of the legislation. Due to the complex and comprehensive nature of the enacted tax law changes, and their application under GAAP, Elizabethtown Gas considers all amounts recorded in the financial statements as a result of the Tax Reform Legislation to be "provisional" as discussed in SAB 118 and subject to revision. Elizabethtown Gas is awaiting additional guidance from industry and income tax authorities in order to finalize its accounting. The ultimate impact of the Tax Reform Legislation on deferred income tax assets and liabilities and the related regulatory assets and liabilities cannot be determined at this time. See Note (B) under "Regulatory Matters - Tax Reform Legislation" for additional information.

Effective Tax Rate

Elizabethtown Gas' effective tax rate was 29.4% for the six months ended June 30, 2018 compared to 42.2% for the six months ended June 30, 2017. This decrease was primarily related to the reduction in the federal corporate income tax rate and the benefit from the flowback of excess deferred income taxes as a result of the Tax Reform Legislation. See Note (B) under "Regulatory Matters - Tax Reform Legislation" for additional information.

(H)	DERIVATIVES

Elizabethtown Gas was exposed to market risks, primarily commodity price risk, interest rate risk, and weather risk. To manage the volatility attributable to these exposures, Elizabethtown Gas netted its exposures, where possible, to take advantage of natural offsets and enters into various derivative transactions for the remaining exposures pursuant to Elizabethtown Gas' policies in areas such as counterparty exposure and risk management practices. Elizabethtown Gas' policy was that derivatives were to be used primarily for hedging purposes and mandates strict adherence to all applicable risk management policies. Derivative positions were monitored using techniques including, but not limited to, market valuation, value at risk, stress testing, and sensitivity analysis. Derivative instruments are recognized at fair value in the balance sheets as either assets or liabilities and were presented on a net basis. In the statements of cash flows, the cash impacts of settled energy-related are recorded as operating activities.

Energy-Related Derivatives

Elizabethtown Gas entered into energy-related derivatives to hedge exposures to natural gas and other fuel price changes. However, due to cost-based rate regulations and other various cost recovery mechanisms, Elizabethtown Gas had limited exposure to market volatility in prices of natural gas. Elizabethtown Gas managed fuel-hedging programs, implemented per the guidance of the New Jersey BPU, through the use of financial derivative contracts, which was expected to mitigate price volatility.

Energy-related derivative contracts were accounted for under one of three methods:

•
Regulatory Hedges - Energy-related derivative contracts which were designated as regulatory hedges related primarily to Elizabethtown Gas' fuel-hedging programs, where gains and losses are initially recorded as regulatory liabilities and assets, respectively, and then included in the cost of natural gas as the underlying natural gas was used in operations and ultimately recovered through cost recovery clauses.

•
Cash Flow Hedges - Gains and losses on energy-related derivatives designated as cash flow hedges (which were mainly used to hedge anticipated purchases and sales) are initially deferred in other comprehensive income (OCI) before being recognized in the statements of income in the same period and in the same income statement line item as the earnings effect of the hedged transactions.

•	Not Designated - Gains and losses on energy-related derivative contracts that were not designated or fail to qualify as hedges were recognized in the statements of income as incurred.

Derivative Financial Statement Presentation and Amounts

The derivative contracts of Elizabethtown Gas were subject to master netting arrangements or similar agreements and reported net on its financial statements. Some of these energy-related derivative contracts contained certain provisions that permit intra-contract netting of derivative receivables and payables for routine billing and offsets related to events of default and settlements.

On June 28, 2018, Pivotal Utility terminated all derivative contracts at Elizabethtown Gas in advance of the sale of the Elizabethtown Gas assets to SJI. At June 30, 2018, there were no derivative assets or liabilities on the balance sheet of Elizabethtown Gas. At December 31, 2017, the fair value of energy-related derivatives was reflected in the balance sheet as follows:

		As of December 31, 2017
Derivative Category	Balance Sheet Location	Assets	Liabilities
		(in thousands)
Derivatives designated as hedging instruments for regulatory purposes
Energy-related derivatives:
Assets from risk management activities/Liabilities from risk management activities – current		$—	$1,694
Other deferred charges and assets/Other deferred credits and liabilities		—	312
Total derivatives designated as hedging instruments for regulatory purposes		$—	$2,006
Gross amounts of recognized		$—	$2,006
Gross amounts offset		$—	$—
Net amounts recognized in the Balance Sheets		$—	$2,006

At June 30, 2018, there were no pre-tax effects of unrealized derivative gains (losses) arising from energy-related derivative instruments designated as regulatory hedging instruments. At December 31, 2017, the pre-tax effects of unrealized derivative gains (losses) arising from energy-related derivative instruments designated as regulatory hedging instruments and deferred were as follows:

		Unrealized Losses		Unrealized Gains
Derivative Category	Balance Sheet Location	December 31, 2017	Balance Sheet Location	December 31, 2017
		(in thousands)		(in thousands)
Energy-related derivatives:
	Regulatory assets, current	$(1,694)	Regulatory liabilities, current	$—
	Regulatory assets, deferred	(312)	Other deferred credits and liabilities	—
Total energy-related derivative gains (losses)		$(2,006)		$—

Contingent Features

Elizabethtown Gas did not have any credit arrangements that would require material changes in payment schedules or terminations as a result of a credit rating downgrade. There were certain derivatives that could require collateral, but not accelerated payment, in the event of a credit rating change below BBB- and/or Baa3. At June 30, 2018 Elizabethtown Gas had no collateral posted with derivative counterparties to satisfy these arrangements.

Elizabethtown Gas also utilized master netting agreements whenever possible to mitigate exposure to counterparty credit risk. When Elizabethtown Gas was engaged in more than one outstanding derivative transaction with the same counterparty and it also had a legally enforceable netting agreement with that counterparty, the "net" mark-to-market exposure represents the netting of the positive and negative exposures with that counterparty and a reasonable measure of Elizabethtown Gas' credit risk. Elizabethtown Gas also used other netting agreements with certain counterparties with whom it conducted significant transactions. Master netting agreements enabled Elizabethtown Gas to net certain assets and liabilities by counterparty. Elizabethtown Gas also netted across product lines and against cash collateral, provided the master netting and cash collateral agreements include such provisions. Elizabethtown Gas may require counterparties to pledge additional collateral when deemed necessary. Therefore, Elizabethtown Gas did not have a material adverse effect on the financial statements as a result of counterparty nonperformance.

(I)	DISPOSITION

On July 1, 2018, Pivotal Utility completed the sale of substantially all of the Elizabethtown Gas assets to SJI for a total cash purchase price of $1.7 billion and an additional $40 million for working capital, which is subject to a final working capital adjustment. Transaction costs related to this sale are not reflected in Elizabethtown Gas’ financial statements.

The following table provides the major classes of the Elizabethtown Gas assets and liabilities at June 30, 2018 that were sold to SJI on July 1, 2018:

At June 30, 2018
(in thousands)
Current assets	$69,566
Total property, plant, and equipment	1,100,448
Goodwill	126,020
Other non-current assets	119,994
Total assets sold to SJI	$1,416,028

Current liabilities	$47,219
Non-current liabilities	259,641
Total liabilities sold to SJI	$306,860

(J)	AFFILIATE TRANSACTIONS

In the ordinary course of business, in accordance with the terms authorized under the New Jersey BPU, Elizabethtown Gas entered into transactions with its affiliates. The charges for these transactions were cost-based, market-based, or at a prevailing price.

Asset Management Agreement

Elizabethtown Gas had agreements with Sequent Energy Management, L.P. (Sequent) for transportation and storage capacity to meet natural gas demands. The following table provides additional information on Elizabethtown Gas' asset management agreements with Sequent.

			Profit sharing / fees payments
Expiration date	Type of fee structure	Annual fee	June 30, 2018	December 31, 2017
			(in thousands)
March 2019	Tiered	(*)	$2,125	$11,195

(*)
In March 2014, the New Jersey BPU authorized the renewal of the asset management agreement between Elizabethtown Gas and Sequent for five years. This renewed agreement began on April 1, 2014 and requires Sequent to pay minimum annual fees of $4.25 million to Elizabethtown Gas and includes tiered margin sharing levels between Elizabethtown Gas and Sequent.

In conjunction with the sale of the Elizabethtown Gas assets to SJI, the asset management agreements were assumed by an affiliate of SJI.

Amounts Due to Affiliates

Elizabethtown Gas had $280.9 million and $81.9 million in payable at June 30, 2018 and December 31, 2017, respectively, that was due to Southern Company Gas related to its participation in the Southern Company Gas utility money pool. The increase at June 30, 2018 was primarily due to borrowings to redeem the gas facility revenue bonds. Elizabethtown Gas also had $268.4 million outstanding at each of June 30, 2018 and December 31, 2017 related to a promissory note with Southern Company Gas. Subsequent to June 30, 2018, these amounts due to Southern Company Gas were fully repaid. See Note (E) for additional information.

Elizabethtown Gas was covered by Southern Company Gas' agreement with Southern Company Services, Inc. under which various services were being rendered to Elizabethtown Gas as direct or allocated cost. Additionally, Elizabethtown Gas engaged in transactions with Southern Company Gas’ affiliates consistent with its services and tax allocation agreements.

(K)	SUBSEQUENT EVENTS

Management evaluated subsequent events for potential recognition and disclosure through September 12, 2018, the date these financial statements were available to be issued, and determined that, except for the settlement of lawsuits as discussed in Note (B), the repayment of the Affiliate Promissory Note and the amounts due to Southern Company Gas for Elizabethtown Gas' participation in the money pool as discussed in Notes (E) and (J), respectively, and the consummation of the asset purchase agreement as discussed in Note (I), no significant events have occurred subsequent to period end.